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                                                                      EXHIBIT 11

                    POTASH CORPORATION OF SASKATCHEWAN INC.

                       COMPUTATION OF PER SHARE EARNINGS
                        FOR THE QUARTERS ENDED MARCH 31
  (Figures and amounts expressed in thousands, except per share and per option amounts)

                                                                            Q1-1997     Q1-1996
                                                                            -------     -------
A      Net Income as reported, Canadian GAAP............................    56,365      63,678
B      Items adjusting net income.......................................    (3,174)     (3,227)
C      Net income, US GAAP (A+B)........................................    53,191      60,451

D      Weighted average number of shares outstanding....................    47,823      45,484

E      Options outstanding to purchase equivalent shares................     1,714       1,292

F      Average exercise price per option................................    $52.90      $43.57

G      Average market price per share...................................    $80.48      $70.35

H      Period end market price per share................................    $76.00      $62.50

I      Rate of Return available on option proceeds......................      0.05        0.05

CANADIAN GAAP
       Basic earnings per share (A/D)...................................    $ 1.18      $ 1.40

       Fully diluted earnings per share
J      Imputed earnings on options proceeds (E*F*I).....................     4,533       2,814

       Fully diluted earnings per share ((A+J)/(D+E))...................    $ 1.23      $ 1.42

UNITED STATES GAAP
       Basic earnings per share
K      Net additional shares issuable (E-(E*F/G)).......................       587         492

       Basic earnings per share (C/(D+K))...............................    $ 1.10      $ 1.31

       Fully diluted earnings per share
L      Net additional shares issuable (E-(E*F/H)).......................       521         391

       Fully diluted earnings per share (C/(D+L)).......................    $ 1.10      $ 1.32
D+K    Weighted average shares for US GAAP..............................    48,410      45,976
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